UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

Ruby Creek Resources,  Inc.

(Exact Name of Registrant as Specified in Charter)

                                                                       _        Nevada                                             000-52354                                      26-4329046

                                                               (State or Other Jurisdiction                 (Commission File Number)                    (IRS Employer

                                                                    of Incorporation)                                                                                           Identification No.)

750 3rd Avenue, 11th Floor, New York, New York 10017

                                                                                                                (Address of Principal Executive Offices)      (Zip Code)

(212) 671-0404

Registrant’s telephone number, including area code

 (Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective on June 16, 2010, Ruby Creek Resources, Inc. (“Ruby Creek” or the “Company”) an exploration and mining company with operations in Tanzania, acquired the exclusive mineral and mining rights to 255 square kilometers of the Mkuvia Gold Project in Tanzania from Douglas Lake Minerals Inc (“Douglas Lake”). As a result of this Agreement, valued at $6 million, Ruby Creek now controls the exclusive mineral and mining rights to the entire 380 square kilometers of the Mkuvia Gold Project.  Ruby Creek Resources is operating the Mkuvia Gold Project through Ruby Creek Resources (Tanzania) Limited, its 70%-owned joint venture.

Prior to this transaction, the Ruby Creek (Tanzania) joint venture owned the mineral and mining rights to 125 sq km of the Mkuvia Gold Project.  Ruby Creek (Tanzania) is owned 70% by Ruby Creek Resources, Inc., 25% by Douglas Lake Minerals Inc. and 5% by Mr. Mkuvia Maita, the original Prospecting License holder.

The Mkuvia Gold Project is located in the Liwale and Nachingwea Districts, Lindi Region of the United Republic of Tanzania.  The Project is the subject of a report titled the “Technical & Resource Report on the Mkuvia Gold Project”, prepared by Laurence Stephenson, P.Eng. of British Columbia, Canada and Ross McMaster, MAusIMM of Queensland, Australia.  Mr. Stephenson and Mr. McMaster are independent and Qualified Persons (“Q.P.s”) in accordance with JORC and NI 43-101.

This new Purchase Agreement is in addition to the Purchase Agreement signed by the two Companies in November 2009.  In that Agreement, Ruby Creek acquired the mineral and mining rights for a 125 square km portion of the 380 sq km of the Mkuvia Gold Project for a series of payments totaling $3 million.  Ruby Creek closed on that Agreement in March 2010, following the completion of its due diligence.

As per the terms of the new Purchase Agreement, Ruby Creek has acquired the remaining mineral and mining rights of the 255 square kilometers of the Mkuvia Gold Project from Douglas Lake, extending its control of the Project to all 380 square kilometers.  In exchange for these remaining exclusive mineral and mining rights, Ruby Creek will pay Douglas Lake $6 million over a three-year period in a combination of cash and restricted shares.  Upon the satisfaction of certain conditions, Ruby Creek will issue to Douglas Lake 4 million restricted shares of Ruby Creek’s common stock.  The agreed upon value assigned to the restricted shares is $0.80 per share, totaling $3.2 million toward the purchase price of $6 million.  The remaining $2.8 million of the consideration will be paid in cash over a three-year period ending June 1, 2013. Ruby Creek has the option to satisfy the final $1 million payment due on June 1, 2013, by issuing restricted shares of its common stock based upon the Volume Weighted Average Price (“VWAP”) for the 20 days immediately preceding the payment date.  Scheduled cash payments can be accelerated in the event of future equity financing or obtaining additional mining licenses.  The complete terms of the Agreement are included in the definitive agreement attached hereto as Exhibit 10.23. Among other terms and conditions, the new Purchase Agreement, provides that Ruby Creek has the option to increase its interest from the current 70% to 75% of the Project by making an additional $1 million payment to Douglas Lake.  Ruby Creek also has a similar option under the original November 2009 Purchase Agreement to increase its interest from 70% to 75% with respect to the initial 125 sq km for a further additional payment of $1,000,000.  Therefore, in total with respect to the entire 380 sq km of the Project, Ruby Creek has the option to increase its interest from 70% to 75% for $2,000,000.

Ruby Creek Resources (Tanzania) Ltd  recently registered with  the Tanzanian Ministry of Energy and Minerals to exploit its Prospecting Licenses and conduct business in Tanzania.

Item 9.01.	Financial Statements and Exhibits.

                 (d) Exhibits.

Exhibit No.      Description

10.23               Purchase Agreement by and between Ruby Creek Resources, Inc. and Douglas

                        Lake Minerals, Inc., effective as of June 16, 2010

99.1                 Press release issued by Ruby Creek Resources Inc. on June 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBY CREEK RESOURCES INC.

Dated: June 16, 2010	By:	/s/ Robert Slavik
Name: Robert Slavik
Title: Chief Executive Officer